Exhibit 99

                                  PRESS RELEASE

GREENVILLE, S.C., January 25, 2007 - GrandSouth Bancorporation (OTCBB:GRRB), the bank holding company for GrandSouth Bank, today announced that net income for the year ended December 31, 2006 was $3.26 million, or $.89 per diluted share, a 38% increase compared to net income of $2.36 million, or $.70 per diluted share for the previous year. Net income for the fourth quarter of 2006 was $657 thousand, or $.18 per diluted share.

Return on average equity for 2006 equaled 18.16% compared to 18.34% for the prior year. Return on average assets equaled 1.16% for 2006 versus 1.02% for 2005. The earnings improvement for 2006 was largely the result of an improvement in net interest margin and growth in earning assets. Net interest margin improved to 5.05% for 2006 compared to 4.43% for 2005.

Loans, net of reserves, grew $27 million to $224 million at December 31, 2006 compared to net loans at December 31, 2005 of $197 million. Total assets grew $48 million to $300 million at December 31, 2006 compared to $252 million at December 31, 2005. Deposits increased to $269 million at year end 2006 from $222 million at December 31, 2005.

GrandSouth Bancorporation is a public company trading in the over-the-counter market under the symbol GRRB.OB with three offices located at 381 Halton Road, Greenville, S.C., 325 South Main Street, Fountain Inn, S.C. and 1601 North Fant Street, Anderson, S.C.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.

Contact: Ronald K. Earnest, President (864) 770 - 1000

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                At December 31,  At December 31,
                                                      2006            2005 (1)
                                                  (Unaudited)        (Audited)
                                                  -----------        ---------
ASSETS
Cash and Due From Banks ....................      $ 19,804            $ 12,940
Investment Securities ......................        42,150              28,958
Loans, net .................................       224,338             197,312
Other Assets ...............................        13,725              12,738
                                                  --------            --------

Total Assets ...............................      $300,017            $251,948
                                                  ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits ...............      $ 15,215            $ 12,321
Interest bearing deposits ..................       253,708             209,340
                                                  --------            --------
            Total deposits .................       268,923             221,661

Borrowings .................................         8,247              12,400
Other liabilities ..........................         3,377               1,759
                                                  --------            --------
            Total liabilities ..............       280,547             235,820

Shareholders' equity .......................        19,470              16,128
                                                  --------            --------

Total liabilities and shareholders' equity .      $300,017            $251,948
                                                  ========            ========

GRANDSOUTH BANCORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                 Three Months                        Year
                                                                               Ended December 31,              Ended December 31,
                                                                               ------------------              ------------------
                                                                               2006            2005           2006             2005
                                                                              ----            ----           ----             ----
Total interest income ..............................................      $    6,499      $    4,817      $   23,611      $   16,123

Total Interest expense .............................................           3,125           1,945          10,841           6,500
                                                                          ----------      ----------      ----------      ----------
            Net interest income ....................................           3,374           2,872          12,770           9,623

Provision for possible loan losses .................................             555             325           1,110           1,125
                                                                          ----------      ----------      ----------      ----------
            Net interest income after provision for possible
                 loan losses .......................................           2,819           2,547          11,660           8,498

Total noninterest income ...........................................             176             159             759             580

Total noninterest expense ..........................................           1,863           1,828           7,398           5,562
                                                                          ----------      ----------      ----------      ----------

            Income before taxes ....................................           1,132             878           5,021           3,516

Income tax expense .................................................             475             178           1,761           1,155
                                                                          ----------      ----------      ----------      ----------

            Net Income .............................................      $      657      $      700      $    3,260      $    2,361
                                                                          ==========      ==========      ==========      ==========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING (2) .................................       3,372,487       3,248,328       3,372,065       2,840,528
                                                                          ==========      ==========      ==========      ==========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING, DILUTED (2) ........................       3,698,369       3,597,758       3,653,849       3,499,477
                                                                          ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE, BASIC (2) .............................      $     0.19      $     0.22      $     0.97      $     0.83
                                                                          ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE, DILUTED (2) ...........................      $     0.18      $     0.20      $     0.89      $     0.70
                                                                          ==========      ==========      ==========      ==========

(1) The year-end condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.
(2) 2005 shares outstanding and income per share data have been adjusted for 10% stock dividend declared July 19, 2006.